UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

VICTORIA DIVISION

In re:

§

Chapter 11

§

HII TECHNOLOGIES, INC., et al.1

§

15-60070 (DRJ)

Debtors

§

(Jointly Administered)

AMENDED ORDER APPROVING DISCLOSURE STATEMENT AND CONFIRMING DEBTORS’ JOINT PLAN OF REORGANIZATION

[Relates to Dkt. Nos. 403, 407, 446]

(Docket No. 472)

Pursuant to this Court’s Order entered March 10, 2016 [Dkt. No. 407] (the “Disclosure Statement Order”) conditionally approving the Debtors’ Second Amended Disclosure Statement in Support of Joint Amended Plan of Reorganization [Dkt. No. 403] (the “Disclosure Statement”) and fixing deadlines for voting and objection, the Court conducted a hearing on April 15, 2016 (the “Confirmation Hearing”) to consider final approval of the Disclosure Statement and confirmation of the Debtors’ Third Amended Joint Plan of Reorganization [Dkt. No. 446] (as amended, the “Plan”) filed by HII Technologies, Inc. (“HII”), Apache Energy Services, LLC, Aqua Handling of Texas, LLC, Sage Power Solutions, Inc. fka KMHVC, Inc., debtors and debtors-in-possession in the above-referenced chapter 11 cases (collectively, the “Debtors”).2   As referred to herein, the “Plan” shall be the Chapter 11 Plan of the Debtors dated April 5, 2016, attached hereto as Exhibit A, which incorporates modifications referred to in the record and filed with the Court and as modified by this Order.  Having considered the following:

(i)

the sworn testimony of the witnesses of the Debtors proffered and/or called at the

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s tax identification number, are: (i) Apache Energy Services, LLC (4404); (ii) Aqua Handling of Texas, LLC (4480); (iii) HII Technologies, Inc. (3686); (iv) Sage Power Solutions, Inc. fka KMHVC, Inc. (1210); and (v) Hamilton Investment Group, Inc. (0150).

2

Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

Confirmation Hearing;

(ii)

the exhibits of the Debtors admitted into evidence at the Confirmation Hearing;

(iii)

the evidence in respect of the transmittal and service of the solicitation packages, which was filed with the Bankruptcy Court and admitted into evidence;

(iv)

the evidence regarding tabulation of the votes on the Plan [Dkt. No.__], which was admitted into evidence;

(v)

the arguments of counsel and other parties-in-interest presented at the Confirmation Hearing;

(vi)

the objections filed or asserted with respect to confirmation of the Plan (the “Objections”);

(vii)

the resolution and settlement of the Objections to confirmation of the Plan;

(viii)

The Plan Supplement, as filed with the Bankruptcy Court [Dkt. No. 449]; and

(vix)

the pleadings and other documents filed by the Debtors in support of the Plan,

the Court, having taken judicial notice of and considered the docket in these Chapter 11 Cases, and being familiar with the Plan and other relevant factors affecting these Chapter 11 Cases pending under the Bankruptcy Code, and having found that due and proper notice has been given with respect to the Confirmation Hearing and the deadlines and procedures for filing objections to the Plan, upon the record of the Confirmation Hearing (which is incorporated herein by reference), and after due deliberation thereon, and sufficient cause appearing therefor; the Court hereby makes the following findings of fact and conclusions of law:

1.

The findings and conclusions set forth herein constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Rule 7052 of the Federal Rules of Bankruptcy Procedure, made applicable to this proceeding pursuant to Rule 9014 of the Federal Rules of

Bankruptcy Procedure.  To the extent any of the following findings of fact constitute conclusion of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

2.

On March 15, 2016, the Debtors caused the Garden City Group, LLC (the Debtors’ noticing and solicitation agent) to mail the Solicitation Packages in accordance with the Solicitation Procedures approved by the Disclosure Statement Order, as more further set forth in Andrew Buck’s (Assistant Director at Garden City Group, LLC) Affidavit of Service [Dkt. No. 417].  Proof of service of the foregoing has been filed with the Court by the Debtors and is sufficient [Dkt. No. 417].  The notice provided by the Debtors satisfies the requirements of all applicable Federal Rules of Bankruptcy Procedure, including, but not limited to, Rules 2002(a), (b), (c), (d), (j), and (k) and is adequate and proper in all respects under the circumstances of these cases.

Jurisdiction and Venue

3.

The Bankruptcy Code has both subject matter jurisdiction and constitutional authority over these Chapter 11 Cases to approve the Disclosure Statement and to confirm the Plan pursuant to 28 U.S.C. §§ 157 and 1334.

4.

Approval of the Disclosure Statement and confirmation of the Plan are core proceedings pursuant to 28 U.S.C. § 157(b), and this Court has jurisdiction to enter final orders with respect thereto.

5.

Venue of these Chapter 11 Cases is proper in this District pursuant to 28 U.S.C. §§ 1408(1) and 1409.

6.

The Debtors are eligible to be debtors under § 109 of the Bankruptcy Code, and the Debtors are proper proponents of the Plan under § 1121(a) of the Bankruptcy Code.  The Chapter 11 Cases were filed in good faith and not for any improper purpose.

7.

All parties (including, without limitation, all taxing authorities and other governmental units entitled to notice) required to be given notice of the Confirmation Hearing, including notice of the deadline for filing and serving objections to confirmation of the Plan, have been given proper, timely, and adequate notice in accordance with the Federal Rules of Bankruptcy Procedure and have had an ample opportunity to appear and be heard with respect thereto.  No other or further notice is necessary or required.

8.

Pursuant to § 1125(d) of the Bankruptcy Code, the Debtors’ transmittal of the Plan solicitation packages and their solicitation of acceptances of the Plan are not and will not be governed by or subject to any otherwise applicable law, rule, or regulation governing the solicitation or acceptance of a plan of reorganization or the offer, issuance, sale, or purchase of securities.  Accordingly, the Debtors (and their agents, employees, members, and professionals) are entitled to the protection of § 1125(e) of the Bankruptcy Code.

Voting

9.

Votes to accept and reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the Orders of this Court.

The Plan Satisfies the Requirements of the Bankruptcy Code

10.

Each of the Debtors, as proponents of the Plan, has satisfied its burden of proving the standards of § 1129 of the Bankruptcy Code by a preponderance of the evidence.

11.

The Plan complies with all applicable provisions of the Bankruptcy Code.  11 U.S.C. § 1129(a)(1).

12.

The Plan is dated and identifies the Debtors as the proponents of the Plan.  Fed. R. Bankr. P. 3016(a).  The Debtors have complied with all provisions of the Bankruptcy Code. 11 U.S.C. § 1129(a)(2).

13.

The Plan designates and classifies Claims and Equity Interests.  11 U.S.C. § 1123(a)(1).  The classification of Claims and Equity Interests under the Plan complies with § 1122 of the Bankruptcy Code.   Each Claim and Interest placed in a particular class pursuant to the Plan is substantially similar to the other Claims and Equity Interests, as the case may be, in such class.  Reasonable basis exists for the classifications in the Plan.

14.

The Plan specifies each class of Claims or Equity Interests that is not Impaired under the Plan.  11 U.S.C. § 1123(a)(2).

15.

The Plan specifies the treatment of each class of Claims and Equity Interests that is Impaired under the Plan.  11 U.S.C. § 1123(a)(3).

16.

The Plan provides the same treatment for each Claim or Interest of a particular class, unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment of such particular Claim or Interest.  11 U.S.C. § 1123(a)(4).

17.

The Plan provides adequate means for its implementation.  11 U.S.C. § 1123(a)(5).

18.

The Plan provides for the assumption and rejection of executory contracts and leases in a manner consistent with the Bankruptcy Code.  11 U.S.C. § 1123(a)(2).

19.

The Debtors have complied with the applicable provisions of the Bankruptcy Code, including, without limitation, the disclosure and solicitation requirements under §§ 1125 and 1126 of the Bankruptcy Code.  11 U.S.C. §§ 1129(a)(2), 1125, and 1126.

20.

The Plan has been proposed in good faith and not by any means forbidden by law.  11 U.S.C. § 1129(a)(3).  The Plan has been proposed for valid business purposes, to satisfy substantial obligations of the Debtors, and to provide relief under Chapter 11 to the Debtors and their Creditors and Interest Holders.

21.

All payments made or to be made by the Debtors/Litigation Trustee under the Plan, for services or for costs and expenses in or in connection with the Cases, or in connection with the Plan and incident to the Cases, have been approved by the Court or are subject to the approval of the Court as reasonable.  11 U.S.C. § 1129(a)(4).

22.

The Debtors have disclosed that Elizabeth M. Guffy will serve as the Litigation Trustee under the Plan and that Loretta Cross will serve as CRO of each of the Reorganized Debtor, and both disclosures are in accordance with 11 U.S.C. § 1129(a)(5).  Elizabeth M. Guffy is confirmed as Litigation Trustee with full authority to carry out her duties and obligations under the Plan.  Loretta Cross is confirmed as the sole officer of each of the Reorganized Debtors.

23.

The Debtors have also disclosed that Tedmond Y. Wong and Austin Traweek will serve as the Litigation Trust Representatives.

24.

The Plan does not alter any rates charged by the Debtors.  Therefore, the Plan does not require any governmental approvals.  11 U.S.C. § 1129(a)(6).

25.

With respect to each Impaired class of Claims or Equity Interests, each Holder of an Impaired Claim or Equity Interest in such class has accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.  11 U.S.C. § 1129(a)(7).

26.

All classes of Claims other than Class 5 have accepted the Plan (11 U.S.C. § 1129(a)(8)(A)) or are not Impaired under the Plan (11 U.S.C. § 1129(a)(5)).  Claims in Class 5 and Equity Interests in Class 6 are not anticipated to receive anything under the Plan and are deemed to reject the Plan and, therefore, are not entitled to vote to accept or reject the Plan.

27.

Except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the plan provides that, with respect to a Claim of a kind specified in § 507 of the Bankruptcy Code, on the later of (i) the Effective Date, or (ii) such later date as the Debtors/Litigation Trustee and the Holder of the Claim shall agree, the Holder of such Claim will receive on account of such Claim cash in an amount equal to the Allowed amount of such Claim, subject to and in accordance with the terms of the Plan, except that such Claims representing liabilities incurred by the Debtors in the ordinary course of business after the Petition Date shall be paid according to their terms.  11 U.S.C. § 1129(a)(9)(A) and (B).

28.

Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors except as specifically set forth in the Plan.  11 U.S.C. § 1129(a)(11).

Item 29 was stiked out.

29.

The Plan has been accepted by Creditors and Interest Holders that hold at least two-thirds in amount and more than one-half in number of the Allowed Claims and Equity Interests that have voted to accept or reject the Plan.  11 U.S.C. § 1129(a)(8).

30.

At least one class of Claims or Equity Interests that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any Insider.  11 U.S.C. § 1129(a)(10).

31.

All fees payable under section 1930 of title 28 have been paid or the Plan provides for the payment of all such fees on the effective date.

32.

The Debtors do not have obligations for the payment of retiree benefits, making § 1129(a)(13) of the Bankruptcy Code irrelevant.  11 U.S.C. § 1129(a)(13).

33.

The Debtors are not required to pay any domestic support obligations pursuant to either order or statute, making § 1129(a)(14) of the Bankruptcy Code irrelevant.  11 U.S.C. § 1129(a)(14).

34.

None of the Debtors in these Chapter 11 Cases are individual debtors pursuant to the Bankruptcy Code, making § 1129(a)(15) of the Bankruptcy Code irrelevant.  11 U.S.C. § 1129(a)(15).

35.

Each of the Debtors is either a moneyed, business or commercial corporation, limited liability company, or limited partnership.  Accordingly, the Plan satisfies the requirements of § 1129(a)(16) of the Bankruptcy Code.  11 U.S.C. § 1129(a)(16).

36.

All applicable requirements of § 1129(a) of the Bankruptcy Code have been met, except for 11 U.S.C. § 1129(a)(8).1

37.

The Plan filed by the Debtors is the only plan that has been filed in these Chapter 11 Cases and that satisfies the requirements of subsection (a) of § 1129 of the Bankruptcy Code.  Accordingly, the requirements of § 1129(c) of the Bankruptcy Code have been satisfied.  11 U.S.C. § 1129(c).

1

As set forth on the record pursuant to Bankruptcy Rule 7052, the plan satisfies 11 U.S.C. § 1129(b)(1).

38.

The modifications and clarifications made herein to the Plan do not cause the Plan to fail to meet the requirements of §§ 1122 and 1123 of the Bankruptcy Code and, pursuant to § 1127 of the Bankruptcy Code, do not adversely change the treatment of any Claim of any creditor or the Interest of any Equity Holder who has not accepted the modification.  Fed. R. Bankr. P. 3019.

Limited Substantive Consolidation

39.

The substantive consolidation of the Debtors’ Estates to the limited extent provided for in the Plan (voting and distribution) is in the best interests of the Debtors and their Estates.  The Court, after due deliberation and sufficient cause appearing therefor, finds that:  all of the Debtors are either directly or indirectly owned by the same Debtor parent and share employees, premises, operating methods, and financial obligations, and filed consolidated financial statements; all of the Debtors are borrowers or guarantors of the Estates’ major secured debt to the DIP Lenders, which have liens on substantially all of the Debtors’ assets; creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit; and the affairs of the Debtors are so entangled that substantive consolidation of the Debtors’ Estates for the purposes of distribution and voting is equitable, in the best interests of the Estates, and is necessary to prevent harm or prejudice or otherwise to confer a benefit on the Estates.

Accordingly, it is hereby ORDERED THAT:

A.

Approval of the Disclosure Statement

40.

Pursuant to 11 U.S.C. § 1125(b) and Federal Rule of Bankruptcy Procedure 3017(b), the Disclosure Statement is APPROVED on a final basis, and all objections, statements, and reservations of rights with respect to the Disclosure Statement are overruled.

B.

Confirmation of the Plan and Approval of Plan Documents

41.

The Plan is CONFIRMED in its entirety under 11 U.S.C. § 1129, and all of the terms and conditions contained in the Plan are APPROVED.  The record of the Confirmation Hearing is hereby closed.  The Debtors are authorized to implement the Plan in accordance with its terms and conditions.

42.

The Plan’s classification scheme is APPROVED.  The treatment of all Claims and Equity Interests as provided in the Plan is approved.  All Claims and Equity Interests are therefore classified and treated as set forth in the Plan.

43.

The Litigation Trust Agreement and such other certificates, documents, and instruments that may be necessary or appropriate to effectuate the transactions contemplated thereunder and in the Plan (collectively, the “Plan Documents”), and the terms and conditions thereof, are APPROVED.  The Debtors and the nondebtor parties to the Plan Documents are authorized to modify the Plan Documents without further order of the Court to the extent necessary to correct typographical, grammatical, and other errors and to make any changes required or appropriate to implement, effectuate, and consummate the Plan, the Plan Documents, the terms of this Order, and the transactions respectively contemplated thereunder.  The Debtors and the nondebtor parties to the Plan Documents are authorized to execute and deliver the Plan Documents as required and directed by the Plan.  The Debtors and the nondebtor parties to the Plan Documents, including but not limited to the Litigation Trustee, are authorized and directed to implement the Plan in accordance with the terms thereof and to take any and all actions contemplated to be taken un the Plan.  On and after the Effective Date and as executed by the Debtors, the terms and conditions of the Plan Documents shall be valid and effective and enforceable as provided for therein and are expressly incorporated into, and form an integral part of, this Confirmation Order.

44.

The appointment of the Litigation Trust Representatives is APPROVED in all respects, and the Litigation Trust Representatives are authorized to carry out their rights and duties under the Plan.

45.

All objections to the adequacy of the Disclosure Statement or confirmation of the Plan not withdrawn or otherwise resolved at or before the Confirmation Hearing are expressly overruled in all respects  and determined to be moot, or otherwise disposed of, for the reasons set forth herein or on the record at the Confirmation Hearing.

C.

Effects of Confirmation of the Plan

46.

The provisions of the Plan and this Order are binding on each of the Debtors and each Creditor, Equity Interest holder, non-Debtor party to an executory contract or unexpired lease with any Debtor, any party-in-interest in these Chapter 11 Cases, and any other Person, and each of the foregoing’s respective agents, heirs, successors, and assigns, regardless of whether such Person filed a proof of claim or voted to accept the Plan.

47.

On entry of this Order, the Debtors and their directors, officers, chief restructuring officer, agents, attorneys, and professionals, along with the parties to the Plan Documents, are authorized to (a) effect any and all transactions contemplated or required by the Plan and Plan Documents and (b) on and after the Effective Date, take all necessary and appropriate steps and corporate action to implement the terms of the Plan and the Plan Documents, regardless of whether such actions are specifically referred to in the Plan or the Plan Documents, without the need for further shareholder, director, officer, or any other corporate approvals, or further order of the Court.

48.

To the fullest extent provided under 11 U.S.C. §§ 105(a) and 1141(d), and except as otherwise provided by the Plan or this Order, the distributions and rights afforded under the Plan and the treatment of Claims and Equity Interests under the Plan are in exchange for and in full and final satisfaction, settlement, discharge, and release of all Claims against the Debtors or property of the Debtors’ Estates (including the Litigation Trust Assets) and termination of all Equity Interests (with the exception of the New HIIT Common Stock and New HIIT Preferred Convertible Stock).

49.

Except as otherwise provided in the Plan, this Order, or separate Final Order, any and all injunctions or automatic stays provided for in these Bankruptcy Cases under 11 U.S.C. §§ 105 and 362, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect through the Effective Date.

D.

Provision Related to Executory Contracts and Unexpired Leases

50.

In accordance with Article VIII of the Plan and except as otherwise provided in the Plan or this Order, on the Effective Date, the Debtors will be deemed to reject all prepetition executory contracts and prepetition unexpired leases not specifically assumed or rejected pursuant to Final Order of the Bankruptcy Court, and Reorganized HIIT will be deemed to have assumed the prepetition executory contract listed on Schedule 8 of the Plan.  Rejected executory contracts and unexpired leases shall no longer represent binding obligations of the Debtors or Reorganized Debtors after the Effective Date.  Any Claim resulting from the rejection of an executory contract or unexpired lease must be pursued in accordance with Section 8.3 of the Plan.  Any Claim resulting from the rejection of an executory contract or unexpired lease not pursued in accordance with Section 8.3 of the Plan shall be deemed waived and forever barred and shall not be entitled to any distributions under the Plan, and shall not be enforceable against the Debtors, the Reorganized Debtors, or the Litigation Trust, or their respective properties or interests.

E.

Provision Related to the Harris County Tax Claims

51.

Notwithstanding anything to the contrary in the Plan or Disclosure Statement, the secured ad valorem tax claim of Harris County owed by the Debtors for any delinquent 2015 ad valorem property taxes shall be paid in cash and in full on the Effective Date, plus interest at the nonbankruptcy statutory rate.  Further, Harris County’s pre- and post-petition liens are retained on its collateral until all such taxes are paid in full.

F.

Procedural Substantive Consolidation

52.

The substantive consolidation of the Debtors and their respective Estates for purposes of voting, confirmation, and objections to Claims and Distributions, as provided for in the Plan and described more particularly in Article 6.1 of the Plan, is APPROVED.

53.

Each holder of an Allowed Claim who asserts an identical Claim against multiple Debtors shall be entitled to a single satisfaction of such Claims.

54.

The substantive consolidation of the Debtors shall not constitute or effectuate a merger of the corporate or other legal identities of the Debtors, and their respective corporate and other legal identities shall remain intact, except as otherwise specified in the Plan.

G.

Appointment of the Litigation Trustee

55.

Elizabeth M. Guffy is APPROVED as the Litigation Trustee under the Litigation Trust Agreement.  On the Effective Date, the Litigation Trustee is authorized, empowered, and directed to take any and all actions necessary or appropriate to implement, effectuate, and consummate the Plan, the Litigation Trust Agreement, and this Order, and the transactions respectively contemplated in those documents, or otherwise perform her duties as the Litigation Trustee outlined in the Litigation Trust Agreement, and shall be designated as the representative of these Debtors’ Estates for all purposes consistent with the Plan, the Litigation Trust Agreement, and this Order.

56.

The Litigation Trustee may destroy or otherwise abandon any files, documents, or electronic information following the expiration of twenty (20) days from the date that a notice to intent to destroy and/or abandon such records is filed with the Bankruptcy Court.  If an objection is filed, the Litigation Trustee shall not destroy and/or abandon such files, documents, or electronic information until the Bankruptcy Court has considered the objection.

H.

Establishment of the Litigation Trust

57.

On or around the Effective Date, all necessary parties shall execute the Litigation Trust Agreement, and the Litigation Trust shall be established pursuant to and in accordance with the Plan and the Litigation Trust Agreement.  Each holder of a Claim is deemed to have ratified and become bound by the terms and conditions of the Litigation Trust Agreement.

58.

On the Effective Date, title to all property of the Debtors and their Estates comprising the Litigation Trust Assets shall vest in, and shall be conveyed and transferred to, the Litigation Trust, free and clear of all liens, encumbrances, or interests of any kind pursuant to sections 1141(b) and (c) of the Bankruptcy Code, and the Litigation Trust shall succeed to all rights and interests of these Debtors and their Estates under the Plan and the Litigation Trust Agreement.  The vesting does not constitute a voidable transfer under the Bankruptcy Code or any applicable nonbankruptcy law.  After the Effective Date, the Litigation Trust, through the Litigation Trustee, shall hold and monetize all the Litigation Trust Assets in accordance with the Plan and the Litigation Trust Agreement.

I.

Retention of Jurisdiction

59.

This Court retains and continue to have exclusive jurisdiction post-confirmation, even after the Bankruptcy Cases are closed, with respect to all matters arising from or related to the implementation, interpretation, and enforcement of the Plan, the Litigation Trust Agreement, and this Confirmation Order and all other matters arising in, arising under, and related to these

Debtors’ Bankruptcy Cases for all purposes as set forth in Article XI of the Plan pursuant to sections 105(a), 1141, 1142, and 1143 of the Bankruptcy Code.

J.

Miscellaneous Confirmation Provisions

60.

Upon entry of this Order, the Debtors, the Reorganized Debtors, the CRO, the Litigation Trustee and any other Person having duties or responsibilities under the Plan, the Litigation Trust Agreement, or this Order, and their respective directors, officers, general partners, agents, trustees, representatives, and attorneys are specifically authorized, empowered, and directed to take any and all actions necessary or appropriate to implement, effectuate, and consummate the Plan, the Litigation Trust Agreement, and the terms of this Order and the transactions respectively contemplated in those documents, all in accordance with the terms  thereof, and are authorized and directed to take all steps necessary and appropriate to implement the Plan terms without the need for further shareholder, director or other corporate approvals.

61.

All actions not otherwise previously approved by the Court that the Debtors took or effectuated (a) during the pendency of Bankruptcy Cases, (b) in the administration of the Bankruptcy Cases, or (c) in the formulation, negotiation, prosecution, or implementation of the Plan are ratified and approved.

62.

The provisions of the Plan governing distributions, reserves, and procedures and treating Disputed Claims under the Plan are approved and found to be fair and reasonable.

63.

The provisions of the confirmed Plan and this Order shall bind the Debtors and any Creditor or Equity Interest holder of the Debtors, whether or not the Claim or Interest of such Creditor or Equity Interest holder is impaired under the Plan and whether or not such Creditor or Equity Interest holder has accepted the Plan.

64.

This Order is in recordable form, and shall be accepted by any filing or recording officer or authority of any applicable governmental unit for filing and recording purposes without further or additional orders, certifications, or other supporting documents.

65.

The terms and conditions of the releases as set forth in Section 13.1 of the Plan, the Injunction as set forth in Section 14.1 of the Plan, and the exculpation as set forth in Section 12.5 of the Plan are hereby approved as reasonable, fair and equitable and in the best interests of these Debtors and their Estates and authorized in their entirety.

66.

Under Bankruptcy Code section 1146(c), the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer under the Plan, shall not be taxed under any law imposing a stamp tax or similar tax; including, without limitation, the issuance of New HIIT Common Stock or New HIIT Preferred Convertible Stock shall not be taxed under any law imposing a stamp tax or similar tax.  The appropriate state or local government officials or agents are directed to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

67.

To the extent that, under applicable nonbankruptcy law, any of the actions contemplated in the Plan would otherwise require the consent or approval of the holders of Equity Interests in the Debtors, this Order shall constitute such consent or approval, and such actions shall be, and are deemed to have been, taken by unanimous action of the holders of Equity Interests in the Debtors.

68.

This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any State or any other governmental authority with respect to the implementation or consummation of the Plan and any other act that may be necessary or appropriate for the implementation or consummation of the Plan.

69.

The undertakings and obligations of the Debtors pursuant to the Plan, including their undertakings and/or obligations to make distributions of new securities (including the New HIIT Common Stock or the New HIIT Preferred Convertible Stock) shall be exempt, pursuant to 11 U.S.C. § 1145, from Section 5 of the Securities Act of 1933 and from any and all federal, state, or local laws requiring the registration of the offer, sale or other distribution of such securities by the Debtors.  As set forth in the Plan, HIIT is authorized to consent to an order of the SEC that will remove the old HIIT stock from a trading on a public exchange.

70.

Pursuant to 11 U.S.C. §§ 1123(a) and 1142(a), the provisions of this Order, the Plan, the Litigation Trust Agreement, and all other agreements and documents executed and delivered pursuant to the Plan shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

71.

If any or all of the provisions of this Order are hereafter reversed, modified, or vacated by subsequent order of this Court or any other court, such reversal, modification, or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan before the Reorganized Debtors’ and the Litigation Trustee’s receipt of written notice of any such order; nor shall such reversal, modification, or vacatur of this Order affect the validity or enforceability of such act or obligation.  Notwithstanding any such reversal, modification, or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Order before the effective date of such reversal, modification, or vacatur shall be governed in all respects by the provisions of this Order, the Plan, and all documents, instruments and agreements related thereto or any amendments or modifications thereto.

72.

The Debtors are authorized to serve a “Notice of Entry of Confirmation Order and Notice of Effective Date” on all creditors and parties-in-interest in these Bankruptcy Cases, and such notice shall constitute notice in compliance with Bankruptcy Rule 2002.  Such notice shall be mailed within five (5) Business Days of the Effective Date.

73.

The failure to include specifically any particular provision of the Plan in this Order will not diminish or impair the effectiveness of such provision nor constitute a waiver thereof, it being the intent of this Court that the Plan is approved and confirmed in its entirety.

74.

The bar date for requests for payment of Administrative Expenses against the Debtors provided in Article II of the Plan is enforceable.  Entities owed Administrative Expenses who file requests for payment of Administrative Expenses after such bar date shall be forever barred from collecting for such Administrative Expenses from the Debtors, or the Reorganized Debtors, or any of their affiliates or any of their respective property.

75.

All fees chargeable pursuant to 28 U.S.C. § 1930 shall be timely paid.  The Reorganized Debtors and/or Litigation Trustee (as applicable) shall file any postconfirmation quarterly reports required by the Office of the United States Trustee.

76.

The Committee shall be dissolved on the Effective Date, as set forth in Section 12.1 of the Plan.

77.

The Reorganized Debtors may apply for entry of a Final Decree in these Bankruptcy Cases upon substantial consummation of the Plan.

78.

After the date of this Order, this Court shall retain jurisdiction over these Chapter 11 Cases according applicable law, including jurisdiction to interpret and enforce the provisions of the Plan and this Order.

79.

The Reorganized Debtors shall have the right, to the full extent permitted by section 1142 of the Bankruptcy Code, to apply to the Bankruptcy Court for an order, notwithstanding any otherwise applicable nonbankruptcy law, directing any appropriate entity to execute and deliver an instrument or perform any other act necessary to implement the Plan or the provisions of this Order.

80.

To the fullest extent allowed by applicable law, and except as otherwise provided in the Plan, the Debtors, the Reorganized Debtors, the Litigation Trust, and the Litigation Trustee reserve any and all claims and rights against any and all other parties, whether such claims and rights arose before, on, or after the Petition Date, the Confirmation Date, the Effective Date, and/or any Distribution Date, including without limitation, any and all claims and/or Causes of Action for relief that the Debtors, the Reorganized Debtors, the Litigation Trust, or the Litigation Trustee may have against or on behalf of any director, officer, any insurer under any D&O Insurance policy, or any other Person.  The entry of this Order shall not constitute res judicata or otherwise bar, estop, or inhibit any actions by the Debtors, the Reorganized Debtors, the Litigation Trust, or the Litigation Trustee relating to any Claims or Causes of Action.  The Litigation Trustee shall constitute (i) the representative of the Litigation Trust for purposes of asserting and/or enforcing Claim and Causes of Action, (ii) the holder of the attorney-client privilege of the Debtors, and (iii) the representative of the Reorganized Debtors for purposes of asserting and/or enforcing of any insurance coverage claims, under section 1123(b)(3)(B) of the Bankruptcy Code.

81.

In the event of a conflict between the terms of this Order, the Plan, and/or the Litigation Trust Agreement or any other supporting document, the terms of this Order shall control.

82.

Notwithstanding Bankruptcy Rule 3020(e) or otherwise, and based on the record at the Confirmation Hearing, this Order shall be effective and enforceable immediately upon its entry.

83.

Notwithstanding section 7.1 of the Plan, any creditor or party in interest may object to any application for approval or allowance of Compensation and Reimbursement Claims.

84.

Any Litigation Trust Beneficiary that believes a Cause of Action should be pursued by the Litigation Trustee shall make written demand to the Litigation Trustee to pursue the Cause of Action and provide all such information as the Litigation Trustee reasonably requests in order to properly evaluate the demand.  If the Litigation Trustee determines not to pursue the Cause of Action in the demand, the Litigation Trustee shall file with the Bankruptcy Court and serve on the Debtors’ Master Service List a notice of that determination.  Any Litigation Trust Beneficiary who believes that the Litigation Trustee’s refusal is unjustifiable under the standard articulated by the Fifth Circuit Court of Appeals under Louisiana World Expo. V. Fed. Ins. Co. (In re Louisiana World Expo.), 858 F.2d 233 (5th Cir. 1988) must file within ten days of the filing and service of the notice a motion with the Bankruptcy Court for authority to pursue such

Cause of Action on behalf of (and solely for the benefit of) the Litigation Trust, with all concomitant duties.  The Bankruptcy Court will then adjudicate the merits of the Litigation Trust Beneficiary’s motion under the standards of Louisiana World after notice and hearing.  If no such motion is timely filed, or the Bankruptcy Court denies the motion, the Litigation Trustee’s decision as to the Cause of Action shall be final.

SIGNED:  April 26, 2016

/s/ David R. Jones

The Honorable David R. Jones,

Chief United States Bankruptcy Judge

Approved as to form and substance:

/s/ Hugh M. Ray III

Hugh M. Ray, III

Counsel to the Debtors

Approved as to form only:

/s/ Vic Albert

Vic Albert, for the Hamiltons

Approved as to form and substance:

/s/ Leonard Simon

Leonard Simon

Counsel to the Unofficial Ad Hoc Committee of AES

Exhibit A

Third Amended Joint Plan of Reorganization*

*Filed as Exhibit 2.1 to this Current Report on Form 8-K of which this Confirmation Order is filed as Exhibit 2.3.